UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Oct.1, 2013

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American Jianye Greentech Holdings Ltd.

(Exact name of Company as specified in its charter)

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Nevada	000-53737	30-0679981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136-20 38th Ave. Unit 3G, Flushing, NY 11354

(Address of principal executive offices) (Zip Code)

718-395-8706

Company’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On Sept. 30, 2013, Daliang Yang resigned as chief executive officer of American Jianye Greentech Holdings, Ltd. (the “Company”). The resignation of Mr. Yang did not stem from any disagreement with the Company.

On Sept. 30, 2013, Yulin Yang resigned as chief financial officer of American Jianye Greentech Holdings, Ltd. (the “Company”). The resignation of Mr. Yang did not stem from any disagreement with the Company.

On Oct. 1, 2013, the Company’s board of directors appointed Chu, Li-An as chief executive officer and chief financial officer. Pursuant to an employment agreement dated July 25, 2013, Ms. Chu is to receive an initial annual salary of $30,000, subject to adjustment. Ms. Chu’s employment with the Company may be terminated at any time, with or without cause, on at least 10 days’ written notice. In the event of termination, Ms. Chu shall be entitled to payment of all salary due to him as of the date of termination.

Ms. Chu, 51, served as chief executive officer of Jin Chih International Co., Ltd., a international trade company from September 2001 through present 2013. From September 2008 to September 2013, Ms. Chu served as e president of Wealthy Link Technology Corp. Ms. Chu received her undergradte degree in business from Ming Chuan College in 1982, and MBA degree in Business from Angelo State University in Texas in 1987.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Employment Agreement dated Oct. 1, 2013, by and between Chu, Li Ang and American Jianye Greentech Holdings Ltd..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Jianye Greentech Holdings Ltd.

Dated: Oct. 1, 2013	By:	/s/ Haipeng Wang
Haipeng Wang, Chairman of the Board